Exhibit 99.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of the 30th day of September, 2026 by and between SJC Lending, LLC, a Delaware limited liability company (the “Seller”) and Ault & Company, Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, the Purchaser desires to purchase 10,000,000 shares of Class A Common Stock of Hyperscale Data, Inc., a Delaware corporation (the “Company”), $0.001 par value per share (the “Class A Common Stock”), and 389,404 shares of Class B Common Stock of the Company, $0.001 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, collectively the “Shares”), from the Seller and the Seller desires to sell the Shares to the Purchaser.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.Closing; Delivery.

1.1.Closing; Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, the sale and purchase of shares of Common Stock contemplated hereby shall take place simultaneously with the execution of this Agreement via the electronic exchange of documents and signatures on the date hereof (the “Closing”). At the Closing, the Seller agrees to sell, and the Purchaser agrees to purchase from the Seller, Shares at a purchase price of Fifty Cents ($0.50) per share, in consideration of a promissory note issued by Purchaser in favor of Seller in a principal amount equal to $5,194,702, substantially in the form attached hereto as Exhibit A (the “Note”).

1.2.Deliveries; Transfer of Shares. Upon receipt by the Seller at the Closing of the Note, the Seller shall (i) promptly (but in no event more than two (2) business days thereafter) take any and all action necessary to cause legal and beneficial ownership of the shares of Class A Common Stock to be transferred from the Seller to the Purchaser, which shall include the prompt submission of transfer instructions in the form set forth on Exhibit B attached hereto to the Seller’s brokerage firm, and (ii) by October 8, 2026 (unless extended by mutual agreement of the Seller and Purchaser), take any and all action necessary to cause legal and beneficial ownership of the shares of Class B Common Stock to be transferred from the Seller to the Purchaser, which shall include the prompt submission of transfer instructions in the form set forth on Exhibit B attached hereto to the Seller’s brokerage firm.

2.Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser that the representations set forth below are true and complete as of the Closing:

2.1.Authorization. The Seller has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Seller, will constitute valid and legally binding obligations of Seller, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.2.Valid Sale of Shares. Seller is the sole registered and beneficial owner of the shares of Class A Common Stock and has good, valid, and marketable title to the shares of Class A Common Stock free and clear of any and all pledges, liens, charges, obligations, covenants, conditions, restrictions, voting trust arrangements, proxies, options, adverse claims or rights, or any other form of encumbrances or third party rights. To Seller’s knowledge, the shares of Class A Common Stock were validly issued, fully paid and nonassessable and free of restrictions on transfer other than applicable state and federal securities laws. Seller is the holder of record and is entitled to receive the shares of Class B Common Stock upon the Company’s dividend scheduled for October 6, 2026.

2.3.Freely Tradable Shares. The shares of Class A Common Stock are Freely Tradable. For the purposes hereof, “Freely Tradable” means that the shares of Class A Common Stock (i) may be sold to the public in accordance with Rule 144 (“Rule 144”) under the Securities Act of 1933 (the “Securities Act”) by a person that is not an “affiliate” (as defined in Rule 144) of the Company and (ii) do not bear any restrictive legends relating to the Securities Act. Notwithstanding the foregoing, Seller makes no representation as to the applicability of any trading restrictions on the Shares that may arise from Purchaser’s position as, or affiliation with, the Company or Purchaser’s possession of any material non-public information.

2.4.Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Seller in connection with the consummation of the transactions contemplated by this Agreement. There is no action, claim, litigation, arbitration, suit or other proceeding pending or, to the knowledge of the Seller, threatened against it seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated herein.

2.5.Non-Contravention. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder will not breach or result in a default under any oral or written agreement by which Seller or the Shares may be bound.

3.Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that the following representations are true and complete as of the Closing:

3.1.Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement constitutes valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2.Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement. There is no action, claim, litigation, arbitration, suit or other proceeding pending or, to the knowledge of the Purchaser, threatened against it seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated herein.

3.3.Non-Contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder will not breach or result in a default under any oral or written agreement by which Purchaser may be bound.

3.4.Solvency. The Purchaser has, and reasonably expects to continue to have, sufficient resources and cash flow to enable it to satisfy all of its obligations under the Note as they become due and to consummate the transactions contemplated by this Agreement. As of the Closing and immediately after giving effect to the transactions contemplated hereby (including the issuance of the Note and the payment of all related fees, costs, and expenses):

(a)the fair saleable value of the assets of the Purchaser will exceed the sum of its debts (including all obligations arising under the Note and all other contingent, subordinated, unmatured, and unliquidated liabilities);

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(b)the Purchaser will not have unreasonably small capital with which to carry on its business as then conducted and as proposed to be conducted, taking into account the Purchaser’s obligations under the Note; and

(c)the Purchaser will be able to pay its debts and other liabilities (including all amounts payable under the Note and all other contingent, subordinated, unmatured, and unliquidated liabilities) as they become due in the ordinary course of business.

4.Closing Deliverable. At the Closing, the Purchaser shall deliver to Seller an executed copy of the Note.

5.Big Boy.

5.1.Acknowledgment; Non-Reliance. Seller acknowledges that Purchaser and its affiliates, and their respective directors, officers, employees, equityholders, advisors, and representatives (including affiliates of Purchaser who serve on the Company’s board of directors) (collectively, the “Covered Persons”), may possess material non-public information regarding the Company or the Shares (the “Excluded Information”) that has not been provided to Seller. Seller is proceeding on the assumption that the Purchaser is in possession of Excluded Information and agrees that no Covered Person has any duty to disclose Excluded Information to Seller and may be prohibited by law or contract from doing so. Seller represents that it (i) is a sophisticated party, has made its own independent decision to sell the Shares, (ii) has had the opportunity to consult with advisors and (iii) is voluntarily assuming all risks associated with the sale of the Shares and expressly warrants and represents that (x) the Purchaser has not made, and Seller disclaims the existence of or its reliance on, any representation by the Purchaser concerning the Shares except for the express representations and warranties of Purchaser in this Agreement and (y) Seller is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof, in connection with or arising out of the sales of the Shares, and therefore has no claims against the Purchaser with respect thereto.

5.2.Waiver; Non-Rescission; Carve-Outs. To the maximum extent permitted by applicable law, Seller irrevocably waives and releases each Covered Person from any claims arising out of or relating to (i) the existence, possession, non-disclosure or use of Excluded Information, (ii) any failure to disclose Excluded Information, (iii) Seller’s sale of the Shares to Purchaser, or (iv) any actual or alleged conflict of interest arising from any Covered Person’s service with the Company, including service on the Company’s board of directors. The foregoing is final and non-rescissory. For the avoidance of doubt, nothing in this Section 5 (A) releases any claim of Seller for common-law fraud by Purchaser with respect to the express representations and warranties of Purchaser in this Agreement, (B) limits or releases any obligations under this Agreement or (C) waives or limits any rights of any governmental authority to enforce applicable securities laws. Seller disclaims reliance on any communications, written or oral, not expressly set forth in this Agreement.

5.3.Capacity; No Fiduciary Duty; Inducement. Seller acknowledges that, in connection with this Agreement, the Covered Persons are acting solely on behalf of Purchaser and not as fiduciaries or advisors to Seller. These provisions are a material inducement to Purchaser’s agreement to enter into this transaction and reflect a bargained-for allocation of risk between sophisticated parties acting at arm’s length.

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6.Miscellaneous.

6.1.Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Seller and the Purchaser contained in or made pursuant to this Agreement shall survive for a period ending on the earlier of (i) 12 months from the date hereof or (ii) such date when the Note is no longer outstanding, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Seller.

6.2.Covenant. By December 31, 2026, the Purchaser and Seller agree to use their best efforts to establish and implement a weekly payment plan that will commence in January 2027 to reduce the Principal Amount (as defined in the Note) plus all accrued but unpaid interest.

6.3.Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4.Governing Law. This Agreement shall be governed by the internal law of the State of New York.

6.5.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6.Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the address set forth for such party on the signature page hereto or as subsequently modified by written notice given in accordance with this Section 6.7. If notice is given to the Seller, a copy shall also be sent to Kenneth A. Schlesinger, Esq., Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, 15th Floor, New York, NY 10019.

6.8.No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

6.9.Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Seller and the Purchaser.

6.10.Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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6.12.Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.13.Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (d) consent to personal jurisdiction for any equitable action sought in the United States District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

6.14.WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.15.Specific Performance. The parties agree that monetary damages may be inadequate to remedy breaches of this Agreement and that the non-breaching party shall be entitled to seek equitable relief, including specific performance and injunctive relief, without the necessity of posting bond.

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

SELLER:

SJC LENDING, LLC

By:	/s/ Steven J. Caspi
	Name:	Steven J. Caspi
	Title:	Sole Member

PURCHASER:

AULT & COMPANY, INC.

By:	/s/ Milton C. Ault, III
	Name:	Milton C. Ault, III
	Title:	Chief Executive Officer

EXHIBIT A

FORM OF PROMISSORY NOTE SEE ATTACHED.

PROMISSORY NOTE

$5,194,702.00	Dated: September 30, 2026

FOR VALUE RECEIVED, the undersigned, AULT & COMPANY, INC., a Delaware corporation (the “Maker”), PROMISES TO PAY to the order of SJC LENDING, LLC, a Delaware limited liability company (together with its successors and assigns, the “Payee”) the principal sum of Five Million One Hundred Ninety-Four Thousand Seven Hundred and Two Dollars ($5,194,702.00) (the “Principal Amount”), together with interest at the rate specified below. This Promissory Note (the “Note”) is being issued pursuant to the terms of the Stock Purchase Agreement (the “Purchase Agreement”) dated September 30, 2026 by and between the Maker and the Payee.

1.Principal, Interest and Term. The outstanding Principal Amount and simple interest accruing on the outstanding Principal amount at the fixed interest of 9.00% per annum shall each be due and payable in full on September 30, 2028 (the “Maturity Date”). Interest shall compound annually and shall be computed on the basis of a year consisting of 360 days.

2.Voluntary Prepayment. The Note may be prepaid at any time prior to the Maturity Date in the Maker’s sole discretion.

3.Unsecured. This Note is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

4.Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Maker shall fail to pay as and when due in accordance with the terms hereof any outstanding Principal Amount or accrued but unpaid interest on this Note, and such failure shall continue for thirty (30) days after the Maker has received notice thereof from the Payee; or (ii) the Maker shall file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding), have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Payee may, by notice to the Maker, declare the entire outstanding Principal Amount together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Note and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in clause (ii) above shall occur, the entire outstanding Principal Amount together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

5.Binding Effect; Assignment. This Note shall be binding upon the Maker and its successors and inure to the benefit of the Payee and its successors and assigns. The obligations of the Maker under this Note may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

6.Miscellaneous.

6.1.Both the outstanding Principal Amount and interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

6.2.If the Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

6.3.The Maker waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Note without setoff, recoupment or deduction of any kind or for any reason whatsoever.

6.4.No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Note shall be effective unless in writing, duly signed by the party to be charged. This Note shall not be modified except by a writing signed by both the Maker and the Payee.

6.5.Section 6.13 (Dispute Resolution) of the Purchase Agreement is incorporated by reference herein and shall apply mutatis mutandis with respect to the subject matter of this Note.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the date first above written.

AULT & COMPANY, INC.

By:
Name:
Title:
Email:

EXHIBIT B

FORM OF TRANSFER INSTRUCTION

__________, 2026

Re: _____ (Account Number _____)

Dear _____,

Please transfer _____ shares of Class _____ Common Stock of Hyperscale Data, Inc. (GPUS) from the above captioned account. Please send to the account listed here:

Account #:

Brokerage Firm:

DTC#:

Account Name:

If you have any questions about this transfer, please call me at .

Thank you,

By: __________________________